As filed with the Securities and Exchange Commission on May 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGRIUM INC.

(Exact name of registrant as specified in its charter)

CANADA	98-0346248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13131 Lake Fraser Drive S.E. Calgary, Alberta Canada	T2J 7E8
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED STOCK OPTION AND TANDEM SAR PLAN

(Full title of the plan)

CT Corporation System

111 8th Avenue, 13th Floor

New York, New York 10011

(Name and address of agent for service)

(212) 894-8700

(Telephone number, including area code, of agent for service)

Copies to:

Eric B. Miller Gary J. Daniel Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta Canada T2J 7E8 (403) 225-7000	Patrick C. Finnerty Ross A. Bentley Blake, Cassels & Graydon LLP 3500 Bankers Hall East 855—2nd Street S.W. Calgary, Alberta Canada T2P 4J8 (403) 260-9600	Edwin S. Maynard Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Common Shares	5,000,000	U.S.$91.88	U.S.$459,400,000	U.S.$59,171

(1)	Represents the maximum number of additional common shares (the “Common Shares”) of Agrium Inc. (the “Registrant”) issuable under the Registrant’s Amended and Restated Stock Option and Tandem SAR Plan (the “Plan”).
(2)	This registration statement on Form S-8 (the “Registration Statement”) also applies to rights under the Registrant’s Amended and Restated Shareholder Rights Plan Agreement, which are attached to and tradable only with the Common Shares registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.
(3)	This Registration Statement shall also cover any additional Common Shares that become issuable under the Registrant’s Plan registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on May 12, 2014, a date within five business days of the filing of this Registration Statement.
(5)	Registration fees were previously paid for the registration of 13,650,625 Common Shares (Registration Nos. 333-114276, 333-132207 and 333-143334) under the Plan. The fee being paid herewith pertains to an aggregate of 5,000,000 additional Common Shares issuable under the Plan.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed to (i) register an additional 5,000,000 Common Shares of the Registrant issuable pursuant to the Registrant’s Plan and (ii) file a revised Plan as Exhibit 4.4.

On April 7, 2004, the Registrant filed a registration statement on Form S-8 (File No. 333-114276) (the “Original Registration Statement”); on March 3, 2006, the Registrant registered on Form S-8 (File No. 333-132207) (the “2006 Registration Statement”) additional Common Shares for issue under the Plan and filed a revised Plan as an exhibit thereto; and on May 29, 2007, the Registrant registered on Form S-8 (File No. 333-143334) (the “2007 Registration Statement”) additional Common Shares for issue under the Plan and filed a further revised Plan as an exhibit thereto. The contents of the Original Registration Statement, the 2006 Registration Statement and the 2007 Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 40-F (File No. 001-14460), as filed with the SEC on March 4, 2014, pursuant to requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains audited financial statements for the Registrant’s latest financial year for which such statements have been filed;

(b) the Registrant’s Current Reports on Form 6-K (File No. 001-14460), as furnished to the SEC on March 4, 2014, April 2, 2014, May 7, 2014, May 9, 2014, May 14, 2014 and May 15, 2014;

(c) the description of the Registrant’s Rights to Purchase Common Shares set forth in the Registration Statement on Form 8-A/A (File No. 001-14460), as filed with the SEC on April 12, 2013, including any amendment or report for the purpose of updating such description; and

(d) the description of the Registrant’s Common Shares set forth in Exhibit 1 to the Registration Statement on Form 40-F (File No. 000-25742), as filed with the SEC on March 24, 1995, including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to form a part hereof from the date of filing such documents. Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act and Section 3.11 of the Registrant’s By-laws provide for indemnification of directors and officers of the Registrant.

Section 124 of the Canada Business Corporations Act provides as follows:

124. (1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in subsection (3).

(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Section 3.11 of By-law No. 1 of the Registrant contains the following provisions with respect to indemnification of the Registrant’s directors and officers with respect to certain insurance maintained by the Registrant with respect to its indemnification obligations:

Section 3.11 Indemnity and Insurance — Subject to the limitations contained in the Canada Business Corporations Act but without limit to the right of the Corporation to indemnify any person under the Canada Business Corporations Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or a director or officer of such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Canada Business Corporations Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of such persons referred to in this Section as the Board may from time to time determine.

The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.

The Registrant carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Registrant and those of its controlled subsidiaries. The directors and officers are not required to pay any premium in respect of the insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit	Description

4.1	Certificate of Amendment and Articles of Incorporation, dated June 5, 2002 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K furnished to the SEC on August 10, 2007 (File No. 001-14460))

4.2	By-Law No. 1, as amended December 12, 2013 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K furnished to the SEC on May 15, 2014 (File No. 001-14460))

4.3	By-Law No. 2, dated December 12, 2013 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K furnished to the SEC on May 14, 2014 (File No. 001-14460))

4.4	Amended and Restated Stock Option and Tandem SAR Plan

4.5	Amended and Restated Shareholder Rights Plan Agreement, dated April 9, 2013, between the Registrant and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on April 12, 2013 (File No. 001-14460))

5.1	Opinion of Norton Rose Fulbright Canada LLP, regarding the legality of the Common Shares

23.1	Consent of KPMG LLP

23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

23.3	Consent of ADM Consulting Limited

23.4	Consent of A. D. Mackintosh

23.5	Consent of Erika D. Stoner

24.1	Power of Attorney (contained on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on May 15, 2014.

AGRIUM INC.

By:	/s/ Charles V. Magro
	Name:	Charles V. Magro
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles V. Magro, President, Chief Executive Officer and Director of Agrium Inc., and Stephen G. Dyer, Executive Vice President and Chief Financial Officer of Agrium Inc., or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on May 15, 2014.

Signature	Title

/s/ Charles V. Magro Charles V. Magro	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephen G. Dyer	Executive Vice President and Chief Financial Officer
Stephen G. Dyer	(Principal Financial Officer)

/s/ Frederick R. Thun	Vice President and Corporate Controller
Fredrick R. Thun	(Controller)

/s/ Victor J. Zaleschuk
Victor J. Zaleschuk	Chairman of the Board of Directors

/s/ Russell K. Girling
Russell K. Girling	Director

/s/ Susan A. Henry
Susan A. Henry	Director

/s/ Russell J. Horner
Russell J. Horner	Director

/s/ David J. Lesar
David J. Lesar	Director

/s/ John E. Lowe
John E. Lowe	Director

/s/ Hon. A. Anne McLellan
Hon. A. Anne McLellan	Director

/s/ Derek G. Pannell
Derek G. Pannell	Director

Signature	Title

/s/ David C. Everitt
David C. Everitt	Director

/s/ Mayo M. Schmidt
Mayo M. Schmidt	Director

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Agrium Inc. in the United States, on May 15, 2014.

AGRIUM U.S. INC.

By:	/s/ Stephen G. Dyer
	Name:	Stephen G. Dyer
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	Certificate of Amendment and Articles of Incorporation, dated June 5, 2002 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K furnished to the SEC on August 10, 2007 (File No. 001-14460))

4.2	By-Law No. 1, as amended December 12, 2013 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K furnished to the SEC on May 15, 2014 (File No. 001-14460))

4.3	By-Law No. 2, dated December 12, 2013 (incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 6-K furnished to the SEC on May 14, 2014 (File No. 001-14460))

4.4	Amended and Restated Stock Option and Tandem SAR Plan

4.5	Amended and Restated Shareholder Rights Plan Agreement, dated April 9, 2013, between the Registrant and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on April 12, 2013 (File No. 001-14460))

5.1	Opinion of Norton Rose Fulbright Canada LLP, regarding the legality of the Common Shares

23.1	Consent of KPMG LLP

23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

23.3	Consent of ADM Consulting Limited

23.4	Consent of A. D. Mackintosh

23.5	Consent of Erika D. Stoner

24.1	Power of Attorney (contained on the signature page of this Registration Statement)